Exhibit 99.1

Press Contacts

Julie Seymour	Daniel Dwight
Tessera	Kronos
jseymour@tessera.com	ddwight@kronosati.com
+1.408.383.3602	+1.617.364.5089

Liya Sharif/Lori Scribner

JHG-Townsend for Tessera

Tessera_Team@jhg.com

+1.858.457.4888

Tessera Acquires Intellectual Property Rights from Kronos Advanced Technologies

SAN JOSE, Calif. AND BELMONT, Mass — April 3, 2008 — Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, and Kronos Advanced Technologies, Inc. (OTCBB: KNOS), a leading developer of ionic-based products and technologies for air movement and purification, today announced the sale and licensing of certain intellectual property (IP) rights related to Kronos proprietary technologies to Tessera.

Kronos received $3.5 million from Tessera in exchange for the transfer of select Kronos patents covering micro-cooling applications. Kronos retains the rights to use these patents for applications outside of the field of micro-cooling. Tessera further has the right to acquire additional Kronos IP relating to micro-cooling applications, and the two companies have the option to continue to jointly develop new technologies in this field.

“The continued increase in the density of electronics has resulted in a growing demand for innovative ways to more effectively dissipate heat from electronic systems,” said Daniel Dwight, president and chief executive officer of Kronos. “This agreement provides a significant validation of Kronos’ technical expertise, while providing Tessera with the ability to further develop and commercialize this technology for a wide range of applications.”

“Thermal management is a key area for the electronics industry, as well as a key aspect of miniaturization, and we are developing break-through thermal management solutions that target this space,” said Bruce McWilliams, president, chairman and chief executive officer of Tessera. “We look forward to collaborating with Kronos to build on what we believe is the earliest and most significant IP in this space.”

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a leading provider of miniaturization technologies for the electronics industry. The company provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

About Kronos Advanced Technologies, Inc.

Through its wholly-owned subsidiary, Kronos Air Technologies, Inc., Kronos Advanced Technologies has developed a new, proprietary air movement and purification system that utilizes state-of-the-art high voltage electronics and electrodes to silently move and clean air without any moving parts. Kronos is actively commercializing its technology for standalone and embedded products across multiple residential, commercial, and industrial markets. Kronos’ technology is versatile, energy- and cost-efficient and exhibits multiple design attributes, creating a broad range of applications. Kronos’ business strategy includes a combination of building internal capabilities, establishing strategic alliances and structuring licensing arrangements. Kronos Advanced Technologies is located in Belmont, MA. More information about Kronos Advanced Technologies is available at www.kronosati.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.

Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, include more information about factors that could affect the company’s financial results.

Kronos’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.